Exhibit 10.14

CORE-MARK HOLDING COMPANY, INC.

FIRST AMENDMENT TO

PERFORMANCE SHARE AWARD AGREEMENT

This amendment (the “Amendment”) to the Performance Share Grant Agreement dated                      , 200   (the “Grant Agreement”) shall be effective as of                      , 200  .

WHEREAS, Core-Mark Holding Company, Inc. (the “Company”) granted                     (the “Participant”) a certain number of Performance Shares on                      , 200  ;

WHEREAS, the Company wishes to permit the Participant to defer delivery of the Performance Shares that would otherwise be due after                      , 200   by the lapse or waiver of the vesting requirements in Section 1 of the Grant Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties hereto hereby agree as follows,

The Grant Agreement is hereby amended as follows:

1.	The following shall be added to the end of Section 2 of the Grant Agreement:

“, including after any such Performance Shares are converted into deferred stock units.”

2.	The first sentence of Section 3 of the Grant Agreement shall be replaced in its entirety as follows:

“Except as provided in Section 2 above, you shall not have voting or any other rights as a stockholder of the Company with respect to the Performance Shares (or any deferred stock units as set forth in Section 18 below).”

3.	The following shall be added to the end of Section 4(a) of the Grant Agreement:

“If, however, you elect to defer payment of the shares of Common Stock as provided in Section 18 below, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement, attached hereto as Exhibit C, entered into between the Company and you (the “Deferral Election Agreement”).”

4.	A new Section 18 is added to the Grant Agreement as follows:

“18.    Deferral Election. You may elect no later than                      , 200  , with respect to those Performance Shares which vest after                      , 200  , to defer delivery of the shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of the vesting requirement set forth in Section 1 above by delivering the Deferral Election

Agreement. If such deferral election is made, the Performance Shares shall be converted into deferred stock units, and the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals in accordance with the Plan and the Deferral Election Agreement.”

5.	Notwithstanding the provisions of this Amendment above, the remainder of the provisions of the Grant Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company and the Participant have executed this Amendment on                      , 200  .

CORE-MARK HOLDING COMPANY, INC.

By:

Name:
Title:

PARTICIPANT

Name:

3